Exhibit 10.2

Special Agreement

Date: 2007/11/2

To: The Bank of Tokyo-Mitsubishi UFJ, Ltd.

The Obligor:	Address:	1-4-28 Mita Minator-Ku Tokyo

Nihon Entegris K.K.

	Name:	President, Representative Director Takashi Mizuno (Seal)

Joint Guarantor:	Address:

Name:

Regarding the loan from the Bank of Tokyo-Mitsubishi UFJ, Ltd. (“the Bank”) using the account under the account number of BC08619 (account no.) made based on the specialized Overdraft Account Agreement dated 2007/11/2, the Obligor and Joint Guarantor hereby agree to the following terms and conditions.

1. Applicable Interest Rate

An Annual rate of 1.56% is added to the Obligor’s financing rate in the International Money Market 2 business days prior to the loan date. This rate shall be calculated on a daily basis, as one year consisting of 365 days.

2. Applicable Term of Interest Rate

The period starting from the loan date up to the final repayment date. (Same as the term of loan)

3. Early repayment before interest period maturity

The Obligor and Guarantor understand and acknowledge that early repayment or repayments not specified in the Agreement are not possible. However, if such irregular repayments are made for inevitable reasons with the Bank’s consent, a Liquidation Fee as set forth in the following paragraph shall be paid immediately upon the Bank’s demand, in addition to the interest accrued up to the date of early repayment.

4. Liquidation Fee

The Liquidation Fee shall be calculated using the following formula. However, if the amount found using the formula is a minus, there shall be no Liquidation Fee.

<The Formula> Amount of early repayment X (Market Interest Rate of Loan Amount *1– Market Interest Rate at the point of early repayment *2) X Remaining term at the time of early repayment (number of days) *3 / 365 days

*1:	The Interest rate whereby the Bank procures funds from the market.
*2:	An interest rate in which the Bank is able to re-invest in the market for the remaining term.
*3:	The period commencing on the early repayment date until the next “interest rate review date” (the final repayment date, if there is no interest review)

5. Acceleration of Payment

In the case in which the Obligor must perform any obligations owed to the Bank because of acceleration of payment, a Liquidation Fee calculated using the method specified in the previous clause shall be paid immediately upon the Bank’s demand.

Note: This translation is from the original document written in Japanese. The Japanese original shall be controlling.